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EXHIBIT 5.1


March 14, 2001

MRO Software, Inc.
100 Crosby Drive
Bedford, MA 01730


Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to 714,999 shares of Common Stock, $.01 par value per share (the "Shares"), of MRO Software, Inc., a Massachusetts corporation (the "Company"), issued in connection with (i) a certain Plan and Agreement of Merger among the Company, a single purpose wholly-owned subsidiary of the Company named AIT Acquisition Corp. and Applied Image Technology, Inc. dated September 29, 2000 (the "Merger Agreement"), and (ii) a certain Warrant to purchase 500,000 of the Shares granted to i2 Technologies, Inc. on December 31, 2000 (the "Warrant").

I have examined (i) the Restated Articles of Organization and By-laws of the Company and all amendments thereto, (ii) the Merger Agreement, (iii) the Warrant, and (iv) such records of meetings of the directors and stockholders of the company, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued pursuant to the terms of the Agreements, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Craig Newfield

Craig Newfield,
General Counsel